EXHIBIT 99.1

FLIR Systems Announces Fourth Quarter and Full Year 2017 Financial Results

Achieves Highest Annual Revenue in Company History

Fourth Quarter and Full Year Revenue Growth of 4% and 8% over Prior Year, Respectively

Fourth Quarter Reported EPS of ($0.36); Adjusted EPS of $0.58, Up 12% over Prior Year

Backlog Increases 10% over Prior Year

WILSONVILLE, Ore., Feb. 14, 2018 (GLOBE NEWSWIRE) -- FLIR Systems, Inc. (NASDAQ:FLIR) today announced financial results for the fourth quarter and full year ended December 31, 2017. Commenting on these results, Jim Cannon, President and Chief Executive Officer, said, “We are pleased with our fourth quarter results, particularly the revenue growth and double-digit adjusted earnings growth. We reached our highest quarterly adjusted operating margin since 2012, finishing a year that saw record levels of revenue and adjusted earnings per share. This was accomplished during a year of transition that included an operational realignment, changes to the management team, and portfolio rationalization that resulted in the divestment of our Lorex security business. I am proud of our employees and how they have delivered in 2017.”

Mr. Cannon continued, “We have positive momentum as we enter 2018. We are committed to accomplishing our task of exceeding shareholders’ expectations with integrity as we fuel, feed, and focus our businesses, instill a culture of continuous business improvement through the deployment of The FLIR Method, and generate cash for accretive high-return investments.”

Fourth Quarter 2017

Fourth quarter 2017 revenue was $494.8 million, up 4% over fourth quarter 2016 revenue of $474.7 million. Organic revenue growth was 2% with prior year acquisitions contributing approximately 2% of revenue growth in the quarter.

GAAP Earnings Results

GAAP operating income in the fourth quarter declined 16% to $77.2 million, compared to $92.3 million in the fourth quarter of 2016. GAAP operating income in the current quarter was negatively impacted by a $23.6 million non-cash loss on net assets held for sale related to the Lorex retail and small and medium-sized business (SMB) portion of the Security segment. GAAP operating margin decreased to 15.6%, compared with 19.4% in the fourth quarter of 2016.

Fourth quarter 2017 GAAP net loss was $50.3 million, or ($0.36) per diluted share, compared with GAAP net earnings of $61.5 million, or $0.45 per diluted share in the fourth quarter a year ago. GAAP net earnings were negatively impacted by the non-cash loss on the net assets held for sale as well as $92.7 million, or $0.67 per diluted share, of discrete tax items associated with the enactment of U.S. tax reform.

Cash provided by operations was $98.9 million in the fourth quarter of 2017, compared to $97.1 million in the fourth quarter of the prior year.

Non-GAAP Earnings Results

Adjusted operating income was $111.7 million in the fourth quarter, which was 8% higher than adjusted operating income of $103.2 million in the fourth quarter of 2016. Adjusted operating margin increased 90 basis points to 22.6%, compared with 21.7% in the fourth quarter of 2016.

Adjusted net earnings in the fourth quarter were $81.8 million, or $0.58 per diluted share, which was 12% higher than adjusted earnings per diluted share of $0.52 in the fourth quarter of 2016.

Segment Results

Revenue from the Surveillance segment was $151.0 million, a decline of 5% from the fourth quarter results of last year. The Instruments segment contributed $102.6 million of revenue during the fourth quarter, up 7% over the prior year. The Security segment recorded revenue of $71.0 million in the fourth quarter, down 3% from the prior year. FLIR’s OEM & Emerging Markets segment had $87.7 million of revenue, an increase of 15% over the prior year, which was driven by the addition of the Integrated Imaging Solutions line of business near the end of the fourth quarter of 2016. Revenue from the Maritime segment was $43.8 million, which was 14% higher than the fourth quarter of 2016. The Detection segment contributed $38.7 million of revenue, an increase of 18% over the prior year, and was driven by timing of DR-SKO program shipments.

Full Year 2017

For the full year, revenue was $1,800.4 million, up 8% compared to $1,662.2 million for the year ended December 31, 2016. Organic revenue growth was 2% with prior year acquisitions contributing approximately 6% of revenue growth in 2017.

GAAP Earnings Results

GAAP operating income for 2017 was $290.0 million, compared to $295.7 million in 2016, with 2017 being negatively impacted by the non-cash loss on net assets held for sale. GAAP operating margin was 16.1% in 2017, compared with 17.8% in 2016.

2017 GAAP net earnings were $107.2 million, or $0.77 per diluted share, which compares to 2016 GAAP net earnings of $166.6 million, or $1.20 per diluted share. GAAP earnings in the current year were negatively impacted by the non-cash loss on net assets held for sale and $58.4 million higher discrete tax items compared to the prior year.

Cash provided by operations during 2017 was $308.3 million, compared to $319.8 million in the prior year.

Non-GAAP Earnings Results

Adjusted operating income for 2017 was $363.5 million, 12% higher than 2016 adjusted operating income of $324.6 million. Adjusted operating margin increased 70 basis points to 20.2% in 2017, compared with 19.5% in 2016.

Adjusted net income in 2017 was $262.6 million, or $1.88 per diluted share, which increased 12% over 2016 adjusted net income of $233.8 million, or $1.69 per diluted share.

Segment Results

Full year 2017 revenue from the Surveillance segment was $545.8 million, an increase of 2% over last year. The Instruments segment contributed $357.8 million of revenue during 2017, up 6% over 2016. The Security segment recorded revenue of $231.5 million in 2017, down 4% from the prior year. FLIR’s OEM & Emerging Markets segment had $347.2 million of revenue, an increase of 42% over the prior year, which was driven by the addition of the Integrated Imaging Solutions line of business acquired late in the fourth quarter of 2016. Revenue from the Maritime segment was $189.7 million in 2017, which was 2% higher than the prior year. The Detection segment contributed $128.5 million of revenue, an increase of 4% over the prior year.

FLIR's backlog of firm orders for delivery within the next twelve months was approximately $652 million as of December 31, 2017, an increase of $60 million, or 10%, over the prior year.

Revenue and Earnings Outlook for 2018

FLIR estimates revenue in 2018 to be in the range of $1.73 billion to $1.76 billion and adjusted earnings per diluted share to be in the range of $2.05 to $2.10. This represents 4% to 6% organic revenue growth and 9% to 12% growth in adjusted earnings per diluted share over 2017, excluding the results of the divested portion of the Security segment which was announced and closed on February 6, 2018, which contributed $140 million of revenue and was break-even in operating profit in 2017. Adjusted earnings per share assumes an effective tax rate of 21.5% and a diluted share count of approximately 142 million shares.

Dividend Declaration

FLIR’s Board of Directors has approved a quarterly cash dividend of $0.16 per share on FLIR common stock, an increase of 7% over the previous quarterly dividend of $0.15 per share. The Board of Directors has declared the dividend payable on March 9, 2018, to shareholders of record as of close of business on February 23, 2018.

Conference Call

FLIR has scheduled a conference call at 9:00 a.m. ET (6:00 a.m. PT) today to discuss its results for the quarter. A simultaneous webcast of the conference call and the accompanying summary presentation can be accessed online from a link in the Events & Presentations section of www.FLIR.com/investor. A replay will be available after 12:00 p.m. ET (9:00 a.m. PT) at this same internet address. Summary fourth quarter and historical financial data may be accessed online from the Financial Info Database link under the Financials & Filings section at www.FLIR.com/investor.

Investor Relations
Shane Harrison
503-498-3547
shane.harrison@flir.com

About FLIR Systems

Founded in 1978 and headquartered in Wilsonville, Oregon, FLIR Systems is a world-leading maker of sensor systems that enhance perception and heighten awareness, helping to save lives, improve productivity, and protect the environment. Through its nearly 3,500 employees, FLIR’s vision is to be “The World’s Sixth Sense” by leveraging thermal imaging and adjacent technologies to provide innovative, intelligent solutions for security and surveillance, environmental and condition monitoring, outdoor recreation, machine vision, navigation, and advanced threat detection. For more information, please visit www.flir.com and follow @flir.

Definitions and Financial Measures

Organic revenue growth is defined as total revenue growth less the sales of companies acquired and divested in the past twelve months. Operating margin is defined as operating income as a percentage of revenue. Management uses operating income and operating margin as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level.

Non-GAAP Financial Measures: In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings release makes reference to non-GAAP measures. With respect to the outlook for the full year 2018, certain items that affect GAAP net earnings per diluted share are out of the Company’s control and/or cannot be reasonably predicted. Consequently, the Company is unable to provide a reasonable estimate of GAAP net earnings per diluted share or a corresponding reconciliation to GAAP net earnings per diluted share for the full year. Additional information regarding the reasons the Company uses non-GAAP measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below, following the GAAP financial information.

Forward-Looking Statements

Statements in this release by Jim Cannon and the statements in the section captioned "Revenue and Earnings Outlook for 2018" above are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates,” or similar expressions) should be considered to be forward looking statements. Such statements are based on current expectations, estimates, and projections about FLIR’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for FLIR’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, the impact of self-imposed or government order remediation efforts related to FLIR’s compliance with U.S. export control laws and regulations and similar laws and regulations, the timely receipt of any necessary export licenses, constraints on supplies of critical components, excess or shortage of production capacity, the ability to manufacture and ship the products in the time period required, actual purchases under agreements, the continuing eligibility of FLIR to act as a federal contractor, the amount and availability of appropriated government procurement funds and other risks discussed from time to time in filings and reports filed with the Securities and Exchange Commission. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and FLIR does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes made to this document by wire services or internet service providers.

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF (LOSS) INCOME
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenue	$494,784	$474,738	$1,800,434	$1,662,167
Cost of goods sold	256,952	260,005	941,658	895,046
Gross profit	237,832	214,733	858,776	767,121

Operating expenses:
Research and development	43,368	38,444	170,735	147,537
Selling, general and administrative	93,735	83,795	373,867	322,435
Restructuring expenses	(18)	214	625	1,431
Loss on net assets held for sale	23,588	-	23,588	-
Total operating expenses	160,673	122,453	568,815	471,403

Earnings from operations	77,159	92,280	289,961	295,718

Interest expense	4,060	4,528	16,804	18,071
Interest income	(650)	(478)	(1,764)	(1,402)
Other (income) expense, net	(1,679)	2,954	(4,144)	3,092

Earnings before income taxes	75,428	85,276	279,065	275,957

Income tax provision	125,718	23,776	171,842	109,331

Net (loss) earnings	$(50,290)	$61,500	$107,223	$166,626

(Loss) earnings per share:
Basic	$(0.36)	$0.45	$0.78	$1.22
Diluted	$(0.36)	$0.45	$0.77	$1.20

Weighted average shares outstanding:
Basic	138,723	136,242	137,456	137,138
Diluted	138,723	137,543	139,646	138,497

FLIR SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS

Current assets:
Cash and cash equivalents	$519,090	$361,349
Accounts receivable, net	346,687	352,020
Inventories	372,183	371,371
Assets held for sale, net	67,344	-
Prepaid expenses and other current assets	81,915	79,917
Total current assets	1,387,219	1,164,657

Property and equipment, net	263,996	271,785
Deferred income taxes, net	21,001	45,243
Goodwill	909,811	801,406
Intangible assets, net	168,130	168,460
Other assets	59,869	168,155
	$2,810,026	$2,619,706

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$106,389	$114,225
Deferred revenue	25,614	34,420
Accrued payroll and related liabilities	71,310	52,874
Accrued expenses	37,089	34,022
Accrued income taxes	64,136	51,017
Liabilities held for sale	39,544	-
Other current liabilities	50,851	60,154
Current portion long-term debt	-	15,000
Total current liabilities	394,933	361,712

Long-term debt	420,684	501,921
Deferred income taxes	12,496	2,331
Accrued income taxes	87,483	9,643
Other long-term liabilities	59,872	65,773

Commitments and contingencies

Shareholders’ equity	1,834,558	1,678,326
	$2,810,026	$2,619,706

FLIR SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Cash flows from operating activities:
Net (loss) earnings	$(50,290)	$61,500	$107,223	$166,626
Income items not affecting cash:
Depreciation and amortization	17,584	15,657	71,010	57,513
Deferred income taxes	28,305	5,813	25,968	5,613
Stock-based compensation
arrangements	6,273	6,544	31,018	27,797
Loss on net assets held for sale	23,588	-	23,588	-
Change in accrued income taxes	91,000	12,841	84,352	66,302
Other activity impacting operating cash flows,
net of acquisitions	(17,543)	(5,211)	(34,907)	(4,100)
Cash provided by operating activities	98,917	97,144	308,252	319,751

Cash flows from investing activities:
Additions to property and equipment	(10,248)	(8,258)	(42,109)	(35,940)
Proceeds from sale of assets	-	345	27	7,331
Business acquisitions, net of cash acquired	-	(376,758)	-	(419,203)
Other Investments	800	-	3,659	-
Cash used by investing activities	(9,448)	(384,671)	(38,423)	(447,812)

Cash flows from financing activities:
Net proceeds from credit agreement
and long-term debt	-	(266)	-	524,560
Repayments of credit agreement and long-term debt	-	-	(97,500)	(367,435)
Repurchase of common stock	-	-	-	(66,057)
Dividends paid	(20,829)	(16,356)	(82,605)	(65,920)
Proceeds from shares issued pursuant
to stock-based compensation plans	14,010	4,619	58,241	11,966
Tax paid for net share exercises and issuance of
vested restricted stock units	(1,226)	(216)	(10,731)	(5,991)
Other financing activities	(4)	3	(17)	13
Cash (used) provided by financing activities	(8,049)	(12,216)	(132,612)	31,136

Effect of exchange rate changes on cash	710	(16,596)	20,524	(14,511)

Net increase (decrease) in cash and cash equivalents	82,130	(316,339)	157,741	(111,436)
Cash and cash equivalents:
Beginning of period	436,961	677,688	361,349	472,785
End of period	$519,091	$361,349	$519,090	$361,349

FLIR SYSTEMS, INC.
OPERATING SEGMENT PERFORMANCE
(In thousands)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
SEGMENT REVENUE
Surveillance	$151,014	$158,484	$545,755	$532,476
Instruments	102,581	95,981	357,834	336,141
Security	71,009	73,138	231,456	240,010
OEM & Emerging Markets	87,742	76,134	347,160	243,678
Maritime	43,785	38,256	189,694	185,726
Detection	38,653	32,745	128,535	124,136

SEGMENT EARNINGS FROM OPERATIONS
Surveillance	$47,670	$47,627	$151,983	$151,516
Instruments	32,511	31,521	106,887	98,775
Security	5,670	8,860	13,760	15,885
OEM & Emerging Markets	25,707	18,040	103,334	66,141
Maritime	3,958	2,082	23,019	18,564
Detection	11,501	9,720	36,146	35,276

SEGMENT OPERATING MARGIN
Surveillance	31.6%	30.1%	27.8%	28.5%
Instruments	31.7%	32.8%	29.9%	29.4%
Security	8.0%	12.1%	5.9%	6.6%
OEM & Emerging Markets	29.3%	23.7%	29.8%	27.1%
Maritime	9.0%	5.4%	12.1%	10.0%
Detection	29.8%	29.7%	28.1%	28.4%

FLIR SYSTEMS, INC.
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Gross profit:
GAAP gross profit	$237,832	$214,733	$858,776	$767,121
Amortization of acquired intangible assets	3,727	2,701	14,633	9,423
Purchase accounting adjustments	-	3,093	1,992	3,093
Other	1,300	500	4,388	2,500
Adjusted gross profit	$242,859	$221,027	$879,789	$782,137

Gross margin:
GAAP gross margin	48.1%	45.2%	47.7%	46.2%
Cumulative effect of non-GAAP Adjustments	1.0%	1.3%	1.2%	0.9%
Adjusted gross margin	49.1%	46.6%	48.9%	47.1%

Earnings from operations:
GAAP earnings from operations	$77,159	$92,280	$289,961	$295,718
Amortization of acquired intangible assets	6,537	5,802	27,391	18,266
Purchase accounting adjustments	-	3,093	1,992	3,093
Restructuring charges	(18)	214	625	1,431
Acquisition related expenses	150	1,352	2,014	3,564
Loss on net assets held for sale	23,588	-	23,588	-
Executive transition costs	2,991	-	13,524	-
Other	1,301	500	4,389	2,500
Adjusted earnings from operations	$111,708	$103,241	$363,484	$324,572

Operating margin:
GAAP operating margin	15.6%	19.4%	16.1%	17.8%
Cumulative effect of non-GAAP Adjustments	7.0%	2.3%	4.1%	1.7%
Adjusted operating margin	22.6%	21.7%	20.2%	19.5%

Net earnings:
GAAP net (loss) earnings	$(50,290)	$61,500	$107,223	$166,626
Amortization of acquired intangible assets	6,537	5,802	27,391	18,266
Purchase accounting adjustments	-	3,093	1,992	3,093
Restructuring charges	(18)	214	625	1,431
Acquisition related expenses	150	1,352	2,014	3,564
Loss on net assets held for sale	23,588	-	23,588	-
Executive transition costs	2,991	-	13,524	-
Other	592	508	3,680	5,791
Estimated tax effect of non-GAAP adjustments	(8,497)	(2,748)	(18,480)	(7,558)
Discrete tax items, net	106,774	2,133	101,015	42,591
Adjusted net earnings	$81,827	$71,854	$262,572	$233,804

Earnings Per Diluted Share:
GAAP (loss) earnings per diluted share	$(0.36)	$0.45	$0.77	$1.20
Cumulative effect of non-GAAP Adjustments	0.94	0.07	1.11	0.49
Adjusted earnings per diluted share	$0.58	$0.52	$1.88	$1.69

Weighted average shares outstanding:
GAAP diluted shares outstanding	138,723	137,543	139,646	138,497
Dilutive equity awards included in adjusted earnings per diluted share	2,178	-	-	-
Adjusted diluted shares outstanding	140,901	137,543	139,646	138,497

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with United States generally accepted accounting principles (GAAP). As a supplement to our GAAP financial results, this earnings announcement contains some or all of the following non-GAAP financial measures: (i) adjusted gross profit, (ii) adjusted gross margin (defined as adjusted gross profit divided by revenue), (iii) adjusted operating income, (iv) adjusted operating margin (defined as adjusted operating income divided by revenue), (v) adjusted net earnings/income, and (vi) adjusted earnings per diluted share (EPS). These non-GAAP measures of financial performance are not prepared in accordance with GAAP and computational methods may differ from those used by other companies. Additionally, these non-GAAP measures should not be considered a substitute for any other performance measure determined in accordance with GAAP and the Company cautions investors and potential investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. Each of the non-GAAP measures is adjusted from GAAP results and are outlined in the "GAAP to Non-GAAP Reconciliation" tables included within this earnings release.

In calculating non-GAAP financial measures, we exclude certain items (including gains and losses) to facilitate a review of the comparability of our core operating performance on a period-to-period basis. The excluded items represent amortization of acquired intangible assets, purchase accounting adjustments, restructuring charges, acquisition related expenses, loss on net assets held for sale, executive transition costs, discrete tax items, and other items we do not consider to be directly related to our core operating performance. We use non-GAAP measures internally to evaluate the core operating performance of our business, for comparison with forecasts and strategic plans, for calculating return on investment, and as a factor for determining compensation for certain employees. Accordingly, supplementing GAAP financial results with these non-GAAP financial measures enables the comparison of our ongoing operating results in a manner consistent with the metrics reviewed by management. We believe that these non-GAAP measures, when read in conjunction with our GAAP financials, provide useful information to investors by facilitating:

  the comparability of our ongoing operating results over the periods presented;
  the ability to identify trends in our underlying business; and
  the comparison of our operating results against analyst financial models and operating results of other public companies that supplement their GAAP results with non-GAAP financial measures.

The following are explanations of each type of adjustment that we incorporate into non-GAAP financial measures:

  Amortization of acquired intangible assets. GAAP accounting requires that intangible assets are recorded at fair value as of the date of acquisition and amortized over their estimated useful lives. The timing and magnitude of our acquisition transactions and maturities of the businesses acquired will cause our operating results to vary from period to period, making comparison to past performance difficult for investors.

  Purchase accounting adjustments. Included in our GAAP financial measures are purchase accounting adjustments, required by GAAP to adjust inventory balances to fair value at the time of acquisition. These non-cash charges are not reflective of our ongoing operations and can vary significantly in any given period driven by variability in our acquisition activity.

  Acquisition related expenses. Included in our GAAP financial measures are acquisition related expenses, consisting of external expenses resulting directly from acquisition related activities, including due diligence, legal, valuation, tax and audit services. The timing and nature of our acquisition activity can vary significantly from period to period impacting comparability of operating results from one period to another. These transaction-specific costs can vary significantly in amount and timing and are not indicative of our core operating performance.

  Restructuring charges. Included in our GAAP financial measures are restructuring charges which are primarily for employee compensation resulting from reductions in employee headcount and facilities exit and lease termination costs in connection with Company reorganization and restructuring activities. We believe that excluding these costs provides greater visibility to the underlying performance of our business operations, facilitates comparison of our results with other periods, and facilitates comparison with the results of other companies in our industry.

  Loss on net assets held for sale. We recognized a loss in the fourth quarter of 2017 as a result of our planned divestiture of the retail and SMB portion of the Security segment. We have excluded this loss for purposes of calculating certain non-GAAP measures. This adjustment facilitates an alternative evaluation of our current operating performance and comparisons to past operating results consistent with the metrics reviewed by management.

  Executive transition costs. Executive transition costs include costs associated with separation agreements of the Company’s former CEO and COO, professional services expenses associated with the transition of the former CEO and CFO including recruitment fees, legal services and other related costs, as well as sign-on cash bonus payments to the current CEO and CFO, partially offset by benefits associated with stock compensation reversals for share-based awards forfeited upon the departures of the former CEO, COO and CFO.

  Other. Other charges include product remediation charges associated with certain SkyWatch™ surveillance towers, gains or losses on cost-basis investments, and a loss on extinguishment of debt.

  Estimated tax effect of non-GAAP adjustments. This amount adjusts the provision for income taxes to reflect the effect of the previously listed non-GAAP adjustments on non-GAAP net income. We estimate the tax effect of the adjustment items by applying the Company's overall estimated effective tax rate, excluding significant discrete items, to the pretax amount.

  Discrete tax items, net. Included in our GAAP financial measures are income tax expenses and benefits related to discrete events or transactions that are not representative of the Company's estimated tax rate related to ongoing operations. These discrete tax items can vary significantly from period to period impacting the comparability of our earnings from one period to another. Discrete tax items include charges related to the enactment of new tax legislation, charges and reversals of provisions associated with certain unrecognized tax benefits, benefits associated with the reversal of previously recorded valuation allowances against certain deferred tax assets, and other discrete items not included in the annual effective tax rate associated with our ongoing operations.